AMENDED AND RESTATED SENIOR EXECUTIVE AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT by and between ON ASSIGNMENT, INC., a Delaware corporation (the “Company”) and PETER T. DAMERIS (“Executive”) is entered into on December 11, 2008.

Recitals

A.     The Company and Executive previously entered into an agreement, dated October 27, 2003, pursuant to which Executive is employed as the Chief Executive Officer and President of the Company, as amended on December 14, 2006 (the “Prior Agreement”).

B.      The Company and Executive wish to amend and restate the Prior Agreement to implement changes required under Internal Revenue Code (“Code”) Section 409A (together with the regulations and official interpretations thereof, “Section 409A”)

C.         Certain definitions are set forth in Section 4 of this Agreement.

Agreement

The parties hereto agree as follows:

1.             Employment.  The Company hereby engages Executive to serve as the Chief Executive Officer and President of the Company, and Executive agrees to serve the Company, during the Service Term (as defined in Section 1(f) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

(a)           Services.  During the Service Term, Executive, as Chief Executive Officer and President of the Company, shall have all the duties and responsibilities customarily rendered by Chief Executive Officers and Presidents of companies of similar size and nature and as may be reasonably assigned from time to time by the Board (as defined below).  Executive will report directly to the Board.  Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates.  Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may (A) serve as an officer, director or trustee of any charitable or non-profit entity; (B) own a passive investment in any private company and own up to 5% of the outstanding voting securities of any public company; or (C) with the prior approval of the Board, serve as a director of up to two other companies so long as such companies do not compete with the Company and Executive notifies the Board in advance of accepting any such position.  Unless the Company and Executive agree to the contrary, Executive’s place of employment shall be at the Company’s principal executive offices in Calabasas, California; provided, however, that Executive shall be permitted under the terms of this Agreement, upon conditions approved by the Board, to relocate his principal residence to Texas and to perform his duties and responsibilities under this Agreement from such location and commute from time to time to the Company’s principal executive offices so long as such relocation does not materially interfere with Executive’s satisfactory performance of his duties and responsibilities under this Agreement and, provided, further, that Executive will travel to such other locations as may be reasonably necessary in order to discharge his duties and responsibilities hereunder.  Executive shall have the right to attend all meetings of the Board of Directors of the Company and will be nominated for election as a director for each term for which he is eligible to serve during the Service Term.

(b)           Salary, Bonus and Benefits.

(i)            Salary and Bonus. During the Service Term, effective from and after August 1, 2006, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, at the rate of not less than $635,250 per annum; provided, however, that the Annual Base Salary shall be subject to review annually (beginning in the third quarter of each fiscal year of the Company) by the Board for upward increases thereon.  With respect to calendar year 2006 and thereafter during the Service Period, Executive will be eligible to receive an annual bonus in an amount of up to 120% of Executive’s Annual Base Salary for each fiscal year, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) based upon the Company’s achievement of budgetary and other objectives set by the Compensation Committee after review of a financial performance plan that is prepared by Executive and recommended to the Compensation Committee.  Such annual bonus opportunity shall be comprised of (A) a 60% bonus opportunity applicable to achievement of plan targets that are a combination of targets for revenue and EBITDA (“Component A”), and (B) an additional 60% bonus opportunity (thereby making the total bonus opportunity 120% of Executive’s Annual Base Salary) for performance exceeding plan targets based upon revenue and EBITDA performance (“Component B”).  The performance targets for Component A and Component B may be revised in future years by the Compensation Committee after consultation with Executive.  Within 90 days of the beginning of each calendar year during the Service Period, the Compensation Committee will determine, after consultation with Executive, the targets applicable to Executive based on the Company’s performance plan.  All performance plan targets will be defined in terms that exclude the effects of any nonrecurring charges, including without limitation, charges related to goodwill write-offs, acquisitions, dispositions or changes in accounting treatment.  The annual bonus, if any, shall be due and payable to Executive, in cash, on or prior to March 15th of the year immediately following that in which such annual bonus is earned (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from the application of Section 409A).

(ii)           Benefits.  During the Service Term, Executive shall be entitled to participate in and shall receive all benefits under pension benefit plans provided by the Company (including without limitation participation in any Company incentive, savings and retirement plans, practices, policies and programs) to the extent applicable generally to other peer executives of the Company.  In addition, during the Service Term, Executive and/or Executive’s family shall be entitled to participate and shall receive all benefits under welfare plans provided by the Company (including without limitation medical prescriptions, dental, disability, employee life, group life, accidental life and travel accident insurance plans and plans) to the extent and on the same basis applicable generally to other peer executives of the Company.  Executive shall be reimbursed for customary travel and other expenses, subject to standard and reasonable documentation requirements.  In addition, Executive will receive a stipend of $450 per month for lease of an automobile and other related expenses during the Service Term, payable in equal monthly increments during the Service Term.  Executive shall also be eligible to receive four weeks paid vacation per annum.  Any unused vacation time during each fiscal year shall be “rolled-over” to the following fiscal year to the extent permitted by the Company’s policies for other senior executives of the Company.

(iii)         INTENTIONALLY OMITTED

(iv)	INTENTIONALLY OMITTED

(v)            Additional Equity Grants.

(A)                 Stock Option Grants.

(1)           Initial Grant.  Promptly following the date of the first amendment to this Agreement on December 14, 2006 (the “Amendment Date”), the Company granted to Executive, under the Company’s Restated 1987 Stock Option Plan (As Amended and Restated April 7, 2006) (the “Equity Plan), a nonqualified  stock option (“Stock Option”) to purchase 500,0001 shares of the Company’s common stock (the “Initial Stock Option”).  The Initial Stock Option was granted to Executive at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant (the “Fair Market Value”) and vests and becomes exercisable, subject to Executive’s continued employment with the Company through each such vesting

1 This number and the number in the following paragraph were calculated based on an assumed pre-tax gain of $1.5 million after three years of 6% common stock price appreciation.

date, as follows: 11% on December 31, 2006, 1.83% on the last day of each month in 2007 (such that 33% has vested as of December 31, 2007), 2.83% on the last day of each month in 2008 (such that 67% would be vested as of December 31, 2008), 1.83% on the last day of each month in 2009 (such that 89% would be vested as of December 31, 2009) and 0.92% on the last day of each month in 2010 (such that 100% would be vested as of December 31, 2010).  The terms and conditions of the Initial Stock Option, including the applicable vesting conditions, have been set forth in a stock option agreement entered into by the Company and Executive which evidences the grant of the Initial Stock Option and, except as otherwise expressly provided herein, is consistent with the terms and conditions contained in stock option agreements provided to other key executives of the Company (any agreement evidencing a Stock Option grant, a “Stock Option Agreement”).  The Initial Stock Option is, subject to the provisions of this Section 1(b)(v)(A)(1), Sections 1(b)(v)(F) and (G) and 1(c)(iii)(A) below, governed in all respects by the terms of the Equity Plan and the applicable Stock Option Agreement.

(2)           Subsequent Grant.  On January 2, 2007, the Company granted to Executive, under the Equity Plan, a nonqualified Stock Option to purchase 188,000 shares of the Company’s common stock (the “Subsequent Stock Option”).  The Subsequent Stock Option was granted to Executive at an exercise price per share equal to the Fair Market Value and vests and becomes exercisable, subject to Executive’s continued employment with the Company through each such vesting date, as follows: 11% immediately and 1.83% on the last day of each month in 2007 (such that 33% vested as of December 31, 2007), 2.83% on the last day of each month in 2008 (such that 67% would be vested as of December 31, 2008), 1.83% on the last day of each month in 2009 (such that 89% would be vested as of December 31, 2009) and 0.92% on the last day of each month in 2010 (such that 100% would be vested as of December 31, 2010).  The terms and conditions of the Subsequent Stock Option, including the applicable vesting conditions, have been set forth in a stock option agreement entered into by the Company and Executive which evidences the grant of the Subsequent Stock Option and, except as otherwise expressly provided herein, is consistent with the terms and conditions contained in Stock Option Agreements provided to other key executives of the Company.  The Subsequent Stock Option is, subject to the provisions of this Section 1(b)(v)(A)(2), Sections 1(b)(v)(F) and (G) and 1(c)(iii)(A) below, governed in all respects by the terms of the Equity Plan and the applicable Stock Option Agreement.

(B)                 Time-Vesting Restricted Stock Unit Grants.  The grant, vesting and payment of the restricted stock unit grants described in this Section 1(b)(v)(B) are each subject to the provisions of Sections 1(b)(v)(F), (G), (I) and (J), Section 1(c)(iii)(A) and Section 1(g) below, as applicable.

(1)           Initial Grant.  On January 2, 2007, the Company granted to Executive, under the Equity Plan, a number of restricted stock units (“RSUs”) covering shares of Company common stock with a Fair Market Value of $500,000 (the “Initial Time-Vesting RSU Grant”).  The Initial Time-Vesting RSU Grant, except as otherwise expressly provided herein, has been set forth in a restricted stock unit agreement between Executive and the Company that is consistent with the terms and conditions contained in restricted stock unit agreements provided to other key executives of the Company (any agreement evidencing a grant of RSUs, a “RSU Agreement”).  The Initial Time-Vesting RSU Grant shall vest on the third anniversary of the Initial Time-Vesting RSU Grant date, subject to Executive’s continued employment with the Company through such vesting date and the other provisions of this Agreement.  Shares of Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 1(b)(v)(B)(1) on or as soon as practicable after the third anniversary of the grant date of such RSUs, but in no event more than fifteen days after such third anniversary, with the exact payment date to be determined by the Company in its sole discretion.

(2)           Subsequent Grants.  On the first business day of each of 2008 and 2009, subject, in the case of 2009, to Executive’s continued employment with the Company through such date, the Company granted or shall grant to Executive, as applicable, under the Equity Plan, RSUs covering shares of Company common stock with a with a Fair Market Value of $500,000 (any such grant, a “Subsequent Time-Vesting RSU Grant”).  Each Subsequent Time-Vesting RSU Grant is or shall be, as applicable, set forth in a RSU Agreement and shall vest, subject to Executive’s continued employment with the Company through each vesting date and the other provisions of this

Agreement, (i) with respect to the 2008 Subsequent Time-Vesting RSU Grant, as to 23/36ths  of the shares subject thereto on December 31, 2009 and as to  1/36th of the shares subject thereto on each monthly anniversary of the grant date thereafter, and (ii) with respect to the 2009 Subsequent Time-Vesting RSU Grant, as to 11/36ths  of the shares subject thereto on December 31, 2009 and as to 1/36th of the shares subject thereto on each monthly anniversary of the grant date thereafter, in each case, such that the Subsequent Time-Vesting RSU Grant shall have vested as to all shares subject thereto as of the third anniversary of the applicable grant date.  Shares of Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 1(b)(v)(B)(2) on or as soon as practicable after the third anniversary of the grant date of such RSUs, but in no event more than fifteen days after such third anniversary, with the exact payment date to be determined by the Company in its sole discretion.

(C)                 TSR Performance-Vesting RSU Grants.  The grant, vesting and payment of the restricted stock unit grants described in this Section 1(b)(v)(C) are each subject to the provisions of Sections 1(b)(v)(F), (G), (I) and (J), Section 1(c)(iii)(A) and Section 1(g) below, as applicable.

(1)           Initial Grant.  On January 2, 2007, the Company granted to Executive, under the Equity Plan, RSUs covering shares of Company common stock with a Fair Market Value of $500,000 (the “Initial TSR Performance-Vesting RSU Grant”).  The Initial TSR Performance-Vesting RSU Grant is set forth in a RSU Agreement.  Subject to Executive’s continued employment with the Company through the end of the third calendar year following the date of grant (December 31, 2009) and the other provisions of this Agreement, on the last day of the third calendar year following the date of grant (December 31, 2009), a 0-100% percentage of the Initial TSR Performance-Vesting RSU Grant shall vest based on the Company’s total share return performance compared to that of certain peer companies for the three years following the date of the grant (2007, 2008 and 2009), as specified below (the “Initial TSR Performance Goals”).  Shares of Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 1(b)(v)(C)(1) on December 31, 2009.

(2)           Subsequent Grants.  On the first business day of each of 2008 and 2009, subject, in the case of 2009, to Executive’s continued employment with the Company through such date, the Company granted or shall grant to Executive, as applicable, under the Equity Plan, RSUs covering shares of Company common stock with a Fair Market Value of $500,000 (any such grant, a “Subsequent TSR Performance-Vesting RSU Grant”).  Each Subsequent TSR Performance-Vesting RSU Grant is or shall be, as applicable, set forth in a RSU Agreement.  Subject to Executive’s continued employment with the Company through the end of the third calendar year following the date of grant (inclusive of the year in which the grant is made) and the other provisions of this Agreement, on the last day of such third calendar year following the date of grant, a 0-100% percentage of the Subsequent TSR Performance-Vesting RSU Grant shall vest based on the Company’s total share return performance compared to that of certain peer companies for such three-year period, as specified below (such performance goals determined with respect to any Subsequent TSR Performance-Vesting RSU Grant, “Subsequent TSR Performance Goals” and, together with the Initial TSR Performance Goals, the “TSR Performance Goals”).  Shares of Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 1(b)(v)(C)(2) on December 31, 2010 in respect of the 2008 grant and December 31, 2011 in respect of the 2009 grant.

(3)           TSR Performance Goals.  The TSR Performance Goals shall be based on the appreciation in the price of the Company’s common stock and dividends (assuming reinvestment in the stock) compared to certain peer companies agreed to by the Executive and the Company within the first 90 days of the first year of the grant and set forth in the minutes of the Compensation Committee.  The price appreciation will be measured as the difference between the average closing prices of the common stock of the Company and the peer companies on the first 20 trading days of the first calendar year and the last 20 trading days of the third calendar year.  For purposes of the calculation, the Company’s common stock price at the beginning of the first year shall be adjusted such that it would equal the price/EBITDA multiple for the peer companies.2  The mean (50th percentile) percentage return of the peer companies will be calculated as the arithmetic average of the percentages of each.  The highest return of the peer companies will be the 100th percentile and the lowest return of the peer companies shall be the 0th percentile.3  On such basis compared to the selected companies, (1) for less than the 42.5th percentile the vesting percentage shall be 0%, (2) for between the 42.5th percentile and the mean (50th percentile) the vesting percentage shall be between 25% and 50% (based on a sliding scale), (3) for between the mean (50th percentile) and the 70th percentile the vesting percentage shall be between 50% and 83.5% (based on a sliding scale), (4) for between the 70th percentile and the 80th percentile the vesting percentage shall be between 83.5% and 100% (based on a sliding scale) and (5) for above the 80th percentile the vesting percentage shall be 100%.4

(D)                 EBITDA Performance-Vesting Restricted Stock Grants. The grant and vesting of the restricted stock described in this Section 1(b)(v)(D) are each subject to the provisions of Sections 1(b)(v)(F), (G), (I) and (J) below, as applicable.

(1)           Initial Grant.  On January 2, 2007, the Company granted to Executive, under the Equity Plan, a number of restricted shares of Company common stock (“Restricted Stock”) with a Fair Market Value of $500,000 (the “Initial EBITDA Performance-Vesting Restricted Stock Grant”).  The Initial EBITDA Performance-Vesting Restricted Stock Grant is subject to restrictions (“Restrictions”) set forth in an agreement between Executive and the Company consistent with the terms and conditions contained in restricted stock agreements provided to other key executives of the Company (any agreement evidencing a grant of Restricted Stock, a “Restricted Stock Agreement”).  At the end of the third calendar year following the date of grant (December 31, 2009), a 0-100% percentage of the shares subject to the Initial EBITDA Performance-Vesting Restricted Stock Grant specified (or certified) by the Compensation Committee shall vest and all Restrictions thereon shall lapse, if (and only if) (1) the Company has attained (with a target of 50%) the annual EBITDA growth goals for the first year following the date of the grant (2007) (the “Initial EBITDA Performance Goals”) and (2) Executive remains continuously employed with the Company through the end of the third calendar year following the date of grant (December 31, 2009).

(2)           Subsequent Grants.  On the first business day of 2008 and 2009, subject in the case of 2009 to Executive’s continued employment with the Company through such date, the Company granted or shall grant to Executive, as applicable, under the Equity Plan, a number of shares of Restricted Stock with a Fair Market Value of $500,000 (any such grant, a “Subsequent EBITDA Performance-Vesting Restricted Stock Grant”).  Each Subsequent EBITDA Performance-Vesting Restricted Stock Grant is or shall be, as applicable, set forth in a Restricted Stock Agreement.  As of December 31, 2009, a 0-100% percentage of the shares subject to the Subsequent EBITDA Performance-Vesting Restricted Stock Grant specified (or certified) by the Compensation Committee shall vest and all Restrictions thereon shall lapse, if (and only if) (1) the Company has attained (with a target of 50%) the annual EBITDA growth goals for the first year following the date of the grant (such EBITDA growth goals determined with respect to any Subsequent EBITDA Performance-Vesting Restricted Stock Grant, “Subsequent EBITDA Performance Goals” and, together with the Initial EBITDA Performance Goals, the “EBITDA Performance Goals” and, together with the TSR Performance Goals, the “Performance Goals”) and (2) Executive remains continuously employed with the

2 For example, if the Company’s closing stock price at the beginning of the first year reflects a multiple of the EBITDA for the twelve months ended September 30, 2006 of 12 and the mean closing stock price of the peer companies reflects a multiple of 10, the Company’s stock price at the beginning of the first year for purposes of the calculation would be reduced by 16.67%.

3 For example, if the total shareholder return for peer companies is 3%, 5% and 7%, (1) the 0th percentile shall be 3%, (2) the 35th percentile shall be 4.4%, (3) the 42.5th percentile shall be 4.7%, (4) the mean (50th percentile) shall be 5% (5) the 70th percentile shall be 5.8%, (6) the 80th percentile shall be 6.2%, and (7) the 100th percentile shall be 7%.

4 For example, if the median total shareholder return for the peer companies for 2007, 2008 and 2009 is 5% and the difference between the adjusted stock price of the Company’s common stock at the beginning of 2007 and the actual stock price of the Company’s common stock at the end of 2009 is 5%, 50% of the shares subject to the Initial TSR Performance-Vesting RSU Grant shall vest on December 31, 2009 subject to the other provisions of this Agreement.

Company through December 31, 2009.

(3)           EBITDA Performance Goals.  The EBITDA Performance Goals shall be adopted by the Compensation Committee in consultation with Executive no later than 90 days after the applicable grant date and shall be set such that that there is a reasonable likelihood of attainment of the target, which would result in 50% vesting of the Initial EBITDA Performance-Vesting Restricted Stock Grant or Subsequent EBITDA Performance-Vesting Restricted Stock Grant, as applicable.

(E)                 Stock Bonus.  Promptly following the Amendment Date, the Company made a one-time grant to Executive, under the Equity Plan, of 25,000 fully vested and unrestricted shares of the Company’s common stock (the “Stock Bonus”).

(F)                 Certain Events.  Notwithstanding the foregoing and the Executive Change of Control Agreement between the Company and Executive, dated December 11, 2008 (the “Executive Change of Control Agreement”), immediately prior to the earliest to occur of a Corporate Transaction (as defined in the Equity Plan) (and notwithstanding Section 18.3 of that Equity Plan), or a Change of Control (as defined in the Executive Change of Control Agreement) (together, “Corporate Events”) occurring during the Service Period, subject to Section 1(b)(iii)(I) and (J) and Section 1(g) hereof, as applicable:

(1)           any unvested Initial Stock Option and Subsequent Stock Option shall vest fully as set forth in the Executive Change of Control Agreement;

(2)           any Initial Time-Vesting RSU Grant and Subsequent Time-Vesting RSU Grant shall vest fully as set forth in the Executive Change of Control Agreement.  Shares in respect of such vested RSUs shall be delivered, (a) if such Corporate Event constitutes a “change in control event” within the meaning of Section 409A, on or as soon as practicable after the date on of such Corporate Event, but in no event more than fifteen days after such Corporate Event, with the exact payment date to be determined by the Company in its sole discretion, or (b) if such Corporate Event does not constitute a “change in control event” within the meaning of Section 409A, then within fifteen days after (with the exact payment date to be determined by the Company in its sole discretion) the earliest to occur of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”), death or Disability, the occurrence of a “change in control event” with respect to Executive within the meaning of Section 409A or the third anniversary of the applicable grant date;

(3)           any unvested Initial TSR Performance-Vesting RSU Grant and Subsequent TSR Performance-Vesting RSU Grant shall vest in accordance with the attainment of the Performance Goals through the date of the Corporate Event (and not pro-rated for any time elapsed during the period).5  Shares in respect of such vested RSUs shall be delivered (a) if such Corporate Event constitutes a “change in control event” within the meaning of Section 409A, on or as soon as practicable after the date of such Corporate Event, but in no event more than fifteen days after such Corporate Event, with the exact payment date to be determined by the Company in its sole discretion, or (b) if such Corporate Event does not constitute a “change in control event” within the meaning of Section 409A, then within fifteen days after (with the exact payment date to be determined by the Company in its sole discretion) the earliest to occur of Executive’s Separation from Service, death or Disability, the occurrence of a “change in control event” with respect to Executive within the meaning of Section 409A or the third anniversary of the applicable grant date; and

(4)           any unvested Initial EBITDA Performance-Vesting Restricted Stock Grant and Subsequent EBITDA Performance-Vesting Restricted Stock Grant

5 For example, if such event occurs on June 30, 2008 and the TSR Performance Goals had been met at the maximum levels through such date, 100% of the Initial TSR Performance-Vesting RSU Grant and the Subsequent TSR Performance-Vesting RSU Grant made in 2008 shall vest.

shall vest (a) for years that have been completed, in accordance with the attainment of the Performance Goals for such year, and (b) for the year in which such event occurs, in accordance with the greater of the attainment of the Performance Goals for the prior year and the attainment of the Performance Goals to date in such year (and not pro-rated for any time elapsed during the year).6

(G)                 Forfeiture.

(1)           General.  Except as otherwise provided in this Agreement, all shares subject to the Initial Stock Option, the Subsequent Stock Option, the Initial Time-Vesting RSU Grant, any Subsequent Time-Vesting RSU Grant, the Initial TSR Performance-Vesting RSU Grant, any Subsequent TSR Performance-Vesting RSU Grant, the Initial EBITDA Performance-Vesting Restricted Stock Grant and any Subsequent EBITDA Performance-Vesting Restricted Stock Grant (together, the “2006 Equity Awards”) that have not vested and, in the case of any options, become exercisable, or with respect to which the Restrictions have not lapsed (after taking into consideration any vesting, exercisability and/or Restriction lapsing that may occur prior to or in connection with any termination of employment, as provided in this Agreement or any other agreement with Executive), as applicable, as of the earlier to occur of Executive’s termination of employment for any reason, a Corporate Event, the third anniversary of the applicable grant date or, in the case of Subsequent EBITDA Performance-Vesting Restricted Stock Grants only, December 31, 2009 (after taking into consideration any vesting and lapsing of Restrictions that may occur in connection with any termination or Corporate Event), shall be forfeited and canceled upon the earliest such event to occur , without consideration therefor.

(2)           Time-Vesting RSUs.  Notwithstanding Section 1(b)(v)(B) above, on or prior to December 31, 2009, in the event of Executive’s death, Disability or termination by the Company without Cause, and after December 31, 2009, in the event of  termination of Executive’s employment for any reason, including voluntarily by Executive, any unvested Initial Time-Vesting RSU Grant and Subsequent Time-Vesting RSU Grant shall vest immediately prior to such events, on a pro-rata basis (based on the number of months Executive worked since the date of grant) with respect to the shares constituting such grant.  Shares of Company common stock shall be delivered in respect of RSUs vesting in accordance with this Section 1(b)(v)(G)(2) on or as soon as practicable after the date of Executive’s Separation from Service or, if earlier, Executive’s death or Disability, but in no event more than fifteen days after any such event, subject to Section 1(g) of this Agreement, with the exact payment date to be determined by the Company in its sole discretion.

(3)           Performance-Vesting RSUs.  Notwithstanding Section 1(b)(v)(C) above, on or prior to December 31, 2009, in the event of Executive’s death, Disability or termination by the Company without Cause, and after December 31, 2009, in the event of  termination of Executive’s employment for any reason, including voluntarily by Executive, any unvested Initial TSR Performance-Vesting RSU Grant and Subsequent TSR Performance-Vesting RSU Grant shall vest in accordance with the attainment of the Performance Goals through the date of such event (and shall be pro-rated for time elapsed during the period).7 Shares in respect of RSUs that vest in accordance with this Section 1(b)(v)(G)(3) shall be delivered, subject to Section 1(g) of this Agreement, as soon as practicable after the earliest to occur of Executive’s Separation from Service, death, Disability or the third anniversary of the applicable grant date, but in no event more than fifteen days after such event, with the exact payment date to be determined by the Company in its sole discretion, and

(4)           EBITDA Performance-Vesting Restricted Stock.   Notwithstanding Section 1(b)(v)(D) above, on or prior to December 31, 2009, in the event of

6 For example, if such event occurs on June 30, 2008 and the EBITDA Performance Goals had been met at the maximum levels for 2007 and the first half of 2008, 100% of the Initial EBITDA Performance-Vesting Restricted Stock Grant and the Subsequent EBITDA Performance-Vesting Restricted Stock Grant made in 2008 shall vest.

7 For example, if such event occurs on June 30, 2008 and the TSR Performance Goals had been met at the maximum levels through such date, 50% of the Initial TSR Performance-Vesting RSU Grant and 16.67% of the Subsequent TSR Performance-Vesting RSU Grant made in 2008 shall vest.

Executive’s death, Disability or termination by the Company without Cause, any unvested Initial EBITDA Performance-Vesting Restricted Stock Grant and Subsequent EBITDA Performance-Vesting Restricted Stock Grant shall vest (I) for years that have been completed, in accordance with the attainment of the Performance Goals for such year, and (II) for the year in which such event occurs, in accordance with the attainment of the Performance Goals to date in such year (and pro-rated for time elapsed during the year).8

(5)           Cause.  If the Company terminates Executive’s employment for Cause, any outstanding 2006 Equity Awards (other than vested shares of Restricted Stock) shall be forfeited, as of the commencement of business on the date of such termination, with respect to all then-unpaid shares subject thereto, whether or not vested at the time of termination, without consideration therefor.

(H)                   INTENTIONALLY OMITTED

(I)                 Internal Revenue Code Section 162(m).  Notwithstanding anything contained herein to the contrary, if the Compensation Committee determines in its reasonable discretion that the Company’s tax deduction that would otherwise arise under Section 162 of the Code in connection with the vesting and delivery of any shares of Company common stock in respect of the Initial Time-Vesting RSU Grant, any Subsequent Time-Vesting RSU Grant, the Initial TSR Performance-Vesting RSU Grant and/or any Subsequent TSR Performance-Vesting RSU Grant, in any case, would be materially limited or reduced by the application of Section 162(m) of the Code, then, to the extent necessary to prevent such limitation or reduction, the Company may delay the delivery of such shares until the earliest practicable date in the earlier to occur of (a) the first year in which the Company reasonably anticipates that the delivery of such shares will not result in such limitation or reduction, or (b) the year in which Executive’s employment with the Company terminates, subject to Section 1 (g) of this Agreement.  For the avoidance of doubt, the provisions contained in this Section 1(b)(v)(I) are intended to comply with the permissible delay of certain payments described in Treas. Reg. Section 1.409A-2(b)(7)(i).

(J)           Employment Taxes.  Notwithstanding anything contained herein to the contrary, to the extent that any compensation payable hereunder, including without limitation, under any of the 2006 Equity Awards, constitutes “nonqualified deferred compensation” within the meaning of Section 409A, the payment of any such compensation may be accelerated to the greatest extent permitted under Treasury Regulation 1.409A-3(j)(4)(vi) to pay any taxes imposed under the Federal Insurance Contribution Act (“FICA”) on such compensation or under Code Section 3401 or corresponding withholding provisions of applicable state, local or foreign tax laws as income tax obligations arising in connection with any such acceleration, including any additional taxes attributable to pyramiding wages and taxes, provided, that the total of any such accelerated payment shall not exceed the applicable FICA and income tax obligations to which such accelerated payments relate.

(c)           Termination.

(i)           Events of Termination.  Executive’s employment with the Company shall cease upon:

(A)	Executive’s death.

(B)	Executive’s voluntary retirement.

(C)          Executive’s “Disability” means Executive has become disabled within the meaning of Section 409A.

8 For example, if such event occurs on June 30, 2008 and the EBITDA Performance Goals had been met at the maximum levels for 2007 and the first half of 2008, 100% of the Initial EBITDA Performance-Vesting Restricted Stock Grant and 50% of the Subsequent EBITDA Performance-Vesting Restricted Stock Grant made in 2008 shall vest.

(D)          Termination by the Company by the delivery to Executive of a written notice from the Board or the CEO that Executive has been terminated (“Notice of Termination”) with or without Cause.   “Cause” shall mean:

(1)           Executive’s (aa) conviction of a felony; (bb) Executive’s commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Subsidiaries; (cc) Executive’s misappropriation of material funds or assets of the Company for personal use; or (dd) Executive’s engagement in unlawful harassment or other discrimination with respect to the employees of the Company or its Subsidiaries;

(2)           Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after Executive receives notice thereof from the Board;

(3)           Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company;

(4)           Executive’s engaging in conduct constituting a breach of Sections 2  or 3  hereof that is not cured in full within 15 days, and is materially and demonstrably injurious to the Company, after  notice of default thereof, from the Company, as determined by a court of law.

In order for the termination to be effective: Executive must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his employment for Cause.  Executive will then have the right, within ten days of receipt of such notice, to file a written request for review by the Company.  In such case, Executive will be given the opportunity to be heard, personally or by counsel, by the Board and a majority of the Directors must thereafter confirm that such termination is for Cause.  If the Directors do not provide such confirmation, the termination shall be treated as other than for Cause.  Notwithstanding anything to the contrary contained in this paragraph, Executive shall have the right after termination has occurred to appeal any determination by the Board that such termination was for “Cause” in accordance with the provisions of Section 7(f)  hereof.

The delivery by the Company of notice to Executive that it does not intend to renew this Agreement as provided in Section 1(f)  shall constitute a termination by the Company without Cause if, at the time of such notice, Executive is willing and able to renew the Agreement and continue providing services on terms and conditions substantially similar to those contained in this Agreement, provided, that in no event shall notice which fulfills the requirements of Section 1(c)(i)(D)(1) , (2) , (3) or (4)  above constitute a termination by the Company without Cause.

(E)           Executive’s voluntary resignation by the delivery to the Company and the Board of at least 30 days written notice from Executive that Executive has resigned with or without Good Reason.   “Good Reason” shall mean Executive’s resignation from employment with the Company after the occurrence of any one of the following:

(1)           the failure of the Company to pay an amount owing to Executive in breach of this Agreement; or

(2)           without Executive’s consent, a relocation of Executive’s principal work location from the Calabasas, California metropolitan area  that constitutes a material change in the geographic location at which he must perform services under this Agreement (within the meaning of Section 409A);

provided, that Executive’s resignation shall only constitute a resignation for “Good Reason” hereunder if

(I) Executive provides the Company with written notice setting forth in reasonable detail the facts or circumstances constituting Good Reason within thirty days after Executive becomes reasonably aware of the existence of such facts and circumstances, (or reasonably aware that there is a controversy between the Company’s interpretation of any payment obligation or principal work location requirement of this Agreement and the Executive’s interpretation of same), (II) the Company has failed to cure such facts or circumstances within thirty days after receipt of such written notice, and (III) the date of Executive’s Separation from Service occurs no later than thirty-five days after Executive gives notice of the event constituting Good Reason.

The delivery by Executive of notice to the Company that he does not intend to renew this Agreement as provided in Section 1(f)  shall constitute a resignation by Executive without Good Reason unless such notice fulfills the requirements of Section 1(c)(i)(E)(1) or (2)  above.

For the avoidance of doubt, in no event shall Executive’s ceasing to serve as the President of the Company, whether voluntarily or involuntarily, constitute Good Reason.

(ii)           Date of Termination.  “Date of Termination” means the date on which Executive experiences a Separation from Service.

(iii)         Rights on Termination.

(A)            In the event that termination is by the Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D) above) or by Executive with Good Reason and Executive experiences a Separation from Service as a result of such termination, subject to Section 1(g) below:

(1)                 The Company will pay Executive (i) an amount equal to 150% of the Annual Base Salary, payable over a period of eighteen (18) months commencing on the Date of Termination (the “Severance Period”) in substantially equal installments in accordance with Company payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly), provided, that payment of the amounts described in this Section 1(c)(iii)(A)(1)(i) shall not commence until the Company’s first payroll date occurring on or after the 30th day following the Date of Termination (the “First Payroll Date”) and any amounts that would otherwise have been paid prior to the First Payroll Date shall instead be paid on the First Payroll Date, and (ii) a cash amount equal to the aggregate premiums that the Company would have paid for basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance, each as in effect on the Date of Termination, had Executive remained employed by the Company during the Severance Period (together, “Insurance Benefits”).  In addition, during the Severance Period, subject to Executive’s proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay Executive’s COBRA premiums in respect of COBRA benefits to be provided through third-party insurance maintained by the Company under the Company’s benefit plans in a manner that causes such COBRA benefits to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), provided, that if during the period of continuation coverage, any plan pursuant to which such benefits are to be provided ceases to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the remainder of the continuation coverage period; and

(2)                  Any unvested Initial Time-Vesting RSU Grant,  Subsequent Time-Vesting RSU Grant, Initial TSR Performance-Vesting RSU Grant, Initial EBITDA Performance-Vesting Restricted Stock Grant, Subsequent TSR Performance-Vesting RSU Grant and Subsequent EBITDA Performance-Vesting Restricted Stock Grant shall vest and be paid as provided elsewhere in this Agreement.

For purposes of paragraph (e) below, payments of Annual Base Salary, amounts in lieu of Insurance
Benefits, COBRA premiums and the accelerated vesting and lapsing of Restrictions with respect to any 2006 Equity Awards, in each case, as described in this Section 1(c)(iii)(A), are collectively referred to as “Severance Payments.” In addition, the Company will pay to Executive in a lump-sum the value of any accrued but unused vacation time.  This Section 1(c)(iii)(A)  shall not apply unless Executive has executed and not revoked a release in a form mutually acceptable to both the Company and Executive that is subject to paragraph (e) below.  In addition, the Company agrees that concurrently with Executive’s execution of such release, the Company shall execute a contingent mutual release in a form that is mutually acceptable to both the Company and Executive that is subject to paragraph (e) below.  Each payment under Section 1(c)(iii)(A) above shall be treated as a separate payment for purposes of Section 409A.

(B)           If the Company terminates Executive’s employment for Cause, or if Executive resigns without Good Reason (including by operation of the last paragraph of Section 1(c)(i)(E)), the Company’s obligations to pay any compensation or benefits under this Agreement (other than accrued but unused vacation time which shall be paid to Executive in a lump sum payment) and all vesting under all equity awards held by Executive will cease effective as of the date of termination.  Executive’s right to receive any other health or other benefits, if any, will be determined under the provisions of applicable plans, programs or other coverages.

(C)           If Executive’s employment terminates because of  Executive’s death or Disability,  then Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies (other than any  “key man” life insurance policy) maintained by the Company.  In addition, in the event of such a termination, for a period of six (6) months commencing on the Date of Termination, Executive or his estate shall be entitled to payment of an amount equal to 50% of the Annual Base Salary, payable over six months from Executive’s death or Disability in approximately equal installments on regular salary payment dates.

Notwithstanding the foregoing, the Company’s obligation to Executive for Severance Payments shall cease if Executive is found by a court of law to be in material violation of the provisions of Sections 2 or 3  hereof.

(d)           Mitigation. The Company’s obligation to continue to provide Executive with the Severance Payments pursuant to Section 1(c)(iii)(A)  above and the benefits pursuant to the second sentence of Section 1(c)(iii)(C)  above shall cease if Executive becomes employed as a senior executive by a third party.

(e)           Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination.  Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Benefit Plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, Executive will execute a contingent mutual release of claims in a form reasonably satisfactory to both the Company and Executive.

 (f)            Term of Employment.  Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s termination in accordance with the provisions of Section 1(c) above, Executive’s employment under this Agreement shall continue through December 31, 2009 (the “Service Term”); provided, however, that Executive’s employment under this Agreement, and the Service Term, shall be automatically renewed for additional one-year periods commencing on December 31, 2009 and, thereafter, on each successive anniversary of such date unless either the Company or Executive notify the other party in writing within ninety (90) days prior to any such anniversary that it or he desires not to renew Executive’s employment under this Agreement.  All references herein to “Service Term” shall include any renewals thereof after the third anniversary of the Amendment Date.

(g)         Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement,  no compensation or benefits, including without limitation any Severance  Payments or payments in respect of any 2006 Equity Awards in connection with a Separation from Service, shall be paid to Executive during the 6-month period following his Separation from Service to the extent that the Company reasonably determines that Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period, without interest thereon.

2.             Confidential Information; Proprietary Information, etc.

(a)           Obligation to Maintain Confidentiality. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Company and its Affiliates.  Therefore, Executive agrees that he will not at any time (whether during or after Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company may request in writing (whether during or after Executive’s term of employment), all Records which he may then possess or have under his control. Executive further agrees that any property situated on the Company’s or its Affiliates’ premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice.  Nothing in this Section 2(a) shall be construed to prevent Executive from using his general knowledge and experience in future employment so long as Executive complies with this Section 2(a) and the other restrictions contained in this Agreement.

(b)           Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information  (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or Records) (“Work Product”) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.  Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work.  Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).  Notwithstanding anything contained in this Section 2(b)  to the contrary, the Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or its Affiliates or Subsidiaries or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that:  (a) relate to the business of the Company or its Affiliates or Subsidiaries or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (b) result from any work that Executive performs for the Company or its Affiliates or Subsidiaries.

(c)           Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 2(a)  and 2(b)  above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)           Use of Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

(e)           Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Executive will cooperate fully with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information, and if Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required;  provided, however,  that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

3.             Nonsolicitation.

(a)           Nonsolicitation. As long as Executive is an employee of the Company or any Affiliate thereof, and for eighteen (18) months thereafter, Executive shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof; (ii) hire or employ any person who was an employee of the Company or any Affiliate at any time during the nine (9) month period immediately preceding the date of such Executive’s termination; (iii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, client, supplier, licensee or business relation and the Company or any Affiliate; (iv) call on, solicit or service any Person who was a customer or client of the Company or any Affiliate or (v) call on, solicit or service any Person who was Prospective Client for any purpose which directly or indirectly competes with the business of the Company.  For purposes hereof, a  “Prospective Client”  means any Person whom the Company or any of its Affiliates has entertained discussions with to become a client or customer at any time during the twelve (12) month period immediately preceding the date of such Executive’s termination.

(b)           Acknowledgment. Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. It is specifically recognized by Executive that his services to the Company and its Subsidiaries are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Executive as provided in this Section 3 , that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Company would not enter this Agreement with Executive without the restriction of this Section 3 . Executive further acknowledges that the restrictions contained in this Section 3 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the Company and its Subsidiaries conduct their business, do not deprive Executive of his livelihood.  Executive further acknowledges that the provisions of this Section 3 are separate and independent of the other sections of this Agreement.

(c)           Enforcement, etc.  If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area.  Because Executive’s services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, without limiting the generality of Section 7(g), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

(d)           Submission to Jurisdiction.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court.  The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

4.             Definitions.

“Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board” means the Company’s board of directors or the board of directors or similar management body of any successor of the Company.

“EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization, as the term adjusted EBITDA is defined in the Company’s Annual Incentive Award Targets for the applicable calendar year.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.  Proprietary Information does not include any information which Executive has obtained from a Person other than an employee of the Company, which was disclosed to him without a breach of a duty of confidentiality.

“Records” means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists — partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

5.             Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:

If to Executive:

Peter T. Dameris
26651 West Agoura Road
Calabasas, California 91302

Tel No.:	(818) 878-7900

If to the Company:

26651 West Agoura Road
Calabasas, California 91302
Attention:	General Counsel
Tel No.:	(818) 871-3300
Fax No.:	(818) 880-0056

with a copy to:

Hogan & Hartson, LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Attention:	J. Hovey Kemp
Tel No.:	(202) 637-5623
Fax No.:	(202) 637-5910

 or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6.             Executive’s Representations and Warranties.  Executive represents and warrants that he has full and authority to enter into this Agreement and fully to perform his obligations hereunder, that he is not subject to any non-competition agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others, including, but not limited to, proprietary information rights or interfere with any agreements he has with any prior employee.  Executive further represents and warrants that he is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would conflict with or result in a breach of this Agreement or which would in any manner interfere with the performance of his duties for the Company.

7.        Section 409A.

(a)           General.  The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the effective date hereof, the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder, provided¸ that the Company shall have no obligation to take any action described in this Section 7(a) or to indemnify Executive for any failure to take any such action.

(b)           Certain Reimbursements.  To the extent that any reimbursements hereunder constitute taxable compensation to Executive, such reimbursements shall be made to Executive promptly, but in no event after December 31st of the year following the year in which the expense was incurred, the amount of any such amounts reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

8.         General Provisions.

(a)           Expenses. Each party shall bear his or its own expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)           Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation, the Prior Agreement (as amended).

(d)           Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of each other party to this Agreement.

(e)           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any Affiliate of the Company.

(f)            Choice of Law; Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(g)           Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

(i)            Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(j)            Termination. This Agreement shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.

(k)           No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(l)            Insurance.  The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(m)          Offset.  Whenever the Company or any of its Subsidiaries is obligated to pay any sum to Executive or any Affiliate or related person thereof pursuant to this Agreement, any bona fide debts that Executive or such Affiliate or related person owes to the Company or any of its Subsidiaries may be deducted from that sum before payment, to the greatest extent permitted under applicable law.
 (n)           Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes ( “Taxes” ) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(o)           Insurance and Indemnification.  For the period from the date of this Agreement through at least the tenth anniversary of the Employee’s termination of employment from the Employer, the Employer shall maintain Executive as an insured party on all directors’ and officers’ insurance maintained by the Employer for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Employee with at least the same corporate indemnification as it provides to the peer executives of the Employer.

(p)        Clawback.  To the extent permitted under applicable law, Executive agrees to reimburse the Company for amounts determined by final judicial process to be due to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ON ASSIGNMENT, INC.

By:	/s/ Jeremy Jones
JEREMY JONES

/s/ Peter T. Dameris
PETER T. DAMERIS